EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Media Contacts:
Lani Hayward	Eve Callahan
Umpqua Holdings Corporation	LANE
503-727-4132	503-546-7867
lanihayward@umpquabank.com	eve@lanepr.com

UMPQUA BANK COMMERCIAL BANKING PRESIDENT
DAVE EDSON TO RETIRE

Edson Will Retire Following 37 Years in Banking

PORTLAND, Ore. – Dec. 4, 2008 – Umpqua Holdings Corporation (NASDAQ: UMPQ) announced that Dave Edson, its commercial banking president, will retire in March 2009 following 37 years in the banking industry.

Based in Portland, Ore., Edson has led development and growth of commercial lending for Umpqua Bank throughout its Oregon, Washington and California markets.

“Dave has played an instrumental role in helping to grow Umpqua’s presence throughout our footprint, and his experience and understanding of the industry have strengthened our company,” said Ray Davis, president and CEO of Umpqua Bank. “It has been a pleasure working with Dave and I wish him and his family the best.”

Over the coming weeks, Edson will assist Davis in the transition of the role and the strategic positioning for continued growth.

Umpqua Bank Commercial Banking President Dave Edson to Retire

Edson’s long-standing history in the banking industry includes five years as president of Bank of America, Idaho, and eight years with First Interstate Bank of Idaho in several executive positions including CEO and president.

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions. Umpqua Bank has 147 locations between Napa, Calif. and Bellevue, Wash., along the Oregon and Northern California Coast and in Central Oregon. Umpqua Holdings also owns a retail brokerage subsidiary Strand, Atkinson, Williams & York, Inc., which has locations in Umpqua Bank stores and in dedicated offices throughout Oregon and Southwest Washington. Umpqua Bank's Private Client Services Division provides tailored financial services and products to individual customers. Umpqua Holdings Corporation is headquartered in Portland, Ore. For more information, visit www.umpquaholdingscorp.com.

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